Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 20, 2019 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.059910 per unit, payable on June 28, 2019, to unitholders of record on May 31, 2019. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.059910 per unit is lower than the $0.079880 per unit distributed last quarter. As compared to the previous quarter, the volume of oil produced increased while the volume of natural gas produced decreased. The pricing realized for oil produced and included in the current distribution decreased while pricing realized for natural gas slightly increased. This distribution is lower than the $0.092879 per unit distributed in the comparable quarter in 2018. As compared to the comparable quarter in 2018, the prices for both oil and natural gas have increased. The volumes for both oil and natural gas produced and included in the current distribution have decreased compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper

SVP, Royalty Trust Services

Simmons Bank, Trustee

Toll Free – 1.855.588-7839